EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statements (File No. 333-203835, File No. 333-160155 and File No. 333-153805) on Forms S-8 of our report, dated March 13, 2019, relating to the consolidated financial statements of Home Bancorp, Inc., which appear in Home Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Porter Keadle Moore, LLC
Atlanta, Georgia
March 12, 2020